EXHIBIT 99.1

 ASTEC INDUSTRIES REPORTS FIRST QUARTER RESULTS

CHATTANOOGA, Tenn. (April 21, 2003) - Astec Industries, Inc. (Nasdaq: ASTE) today reported results for the first quarter ended March 31, 2003.

Revenues for the first quarter of 2003 were $122.1 million compared with $122.4 million for the first quarter of 2002. Domestic sales accounted for 80.7% and international sales for 19.3% of revenues during the first quarter of 2003 compared to 84.7% for domestic sales and 15.3% for international sales during the first quarter of 2002. The Company reported a net loss of $1.8 million or $.09 per share for the first quarter of 2003 compared to net income of $4.6 million or $.23 per fully diluted share for the first quarter of 2002. The Company's backlog at March 31, 2003 was $53.3 million compared with $74.7 million at March 31, 2002, restated to reflect the addition of the Case trencher line.

Consolidated financial statements for the first quarter ended March 31, 2003, and additional information related to segment revenues and profits are attached as addenda to this press release.

Commenting on the announcement, Dr. J. Don Brock, Chairman and Chief Executive Officer, stated, "While revenues were essentially the same this quarter compared to the first quarter of 2002, the mix in revenues between our various products was considerably different. Shortfalls in the core business revenues were partially offset by the addition of the Case trencher line revenue at our new Loudon, Tennessee facility along with increased used equipment sales. However, the continued start-up costs and ramping up of production at the Loudon facility offset the income from Case trencher sales and contributed to the net loss of the Underground Group Segment."

"Compared to March 31, 2002, we reduced inventory by approximately $24 million, with approximately $4 million of this reduction in used equipment. While these reductions generated cash and added to our sales volume, they had only a small positive impact on the gross profit. We will continue to emphasize reductions in inventories and receivables to generate cash. During the first quarter, we also experienced approximately $2.2 million in real estate recording fees, amendment fees, legal and consulting fees and increased interest related to our current lending arrangement. Negotiations to refinance the current credit facility are progressing satisfactorily and we continue to pursue the sale of the remaining Astec Financial portfolio of loans and leases and the sale of the Grapevine, Texas property."

Comments Concerning the Second Quarter of 2003: The following discussion is a compilation of "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, assumptions and other factors, some of which are beyond the Company's control, that could cause actual results to differ materially from those anticipated as of the date of this press release.

On April 11, 2003, the House and Senate approved a non-binding budget resolution that assumes a minimum highway funding level of $218 billion for fiscal years 2004-2009. The resolution also contains authorizations that would allow highway and transit spending for up to $231 billion over the next six fiscal years if the new Highway Trust Fund revenues are available. If this resolution becomes part of the budget, federal highway funding will increase from its current level of $31.6 billion in 2003 to an average of $36.3 billion for years 2004 to 2009, and could increase to an average of $38.5 billion if new revenues are made available to the Highway Trust Fund. Astec believes that its customers' attitudes will be positively impacted by the increasing availability of funding under the new budget resolutions when and if such resolutions become part of the budget.

Dr. Brock added, "We continue to focus on cutting costs and are poised to take advantage of upturns in the market when they occur. We are managing the company for the long-term and we expect to emerge from this economic downturn a better company."

Investor Conference Call and Web Simulcast

Astec will conduct a conference call on April 21, 2003, at 10:00 A.M. Eastern Time to review its first quarter results as well as current business conditions. The number to call for this interactive teleconference is (800) 404-1354. Please reference Astec Industries.

The company will also provide an online Web simulcast and rebroadcast of the conference call. The live broadcast of Astec's conference call will be available online at the Company's website:

www.astecindustries.com/investors/corporate_info/conference_call/default.htm.

An archived webcast will be available for 90 days at www.astecindustries.com.

A replay of the conference call will be available through midnight on Wednesday, April 23, 2003 by dialing (800) 642-1687 - Confirmation #9725820. A transcription of the conference call will be made available under the Investor Relations section of the Astec Industries, Inc. website within 5 days after the call.

Astec Industries, Inc. is a manufacturer of specialized equipment for building and restoring the world's infrastructure. Astec's manufacturing operations are divided into four business segments: aggregate processing and mining equipment; asphalt production equipment; mobile asphalt paving equipment; and underground boring, directional drilling and trenching equipment.

The information contained in this press release contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the Company's financial performance for the future generally, the effects of the Company's emphasis to reduce inventories and receivables, the amounts of future highway funding, the effects of increased highway funding on the attitude of the Company's customers, and the ability of the Company to capitalize on expected upturns in its markets. These forward-looking statements reflect management's expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements. These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated. Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements. Important factors that could cause future events or actual results to differ materially include: general uncertainty in the economy, further downturns in the economy or delays in any upturns in the economy, rising oil and liquid asphalt prices, a failure to comply with covenants in the Company's credit facility or senior notes or to obtain waivers thereof, rising interest rates, decreased funding for highway projects, the timing of large contracts, production capacity, general business conditions in the industry, demand for the Company's products, seasonality and cyclicality in operating results, seasonality of sales volumes, competitive activity and those other factors listed from time to time in the Company's reports filed with the Securities and Exchange Commission, including but not limited to the Company's annual report on Form 10-K for the year ended December 31, 2002.

For Additional Information Contact:

J. Don Brock
Chairman of the Board & C.E.O.
or
F. McKamy Hall
Vice President and Chief Financial Officer
Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: dbrock@astecindustries.com or
mhall@astecindustries.com

or

Stephen C. Anderson
Director of Investor Relations
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com

Astec Industries, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(Unaudited)
	March 31,	March 31,
	2003	2002
Assets
Current Assets
Cash and cash equivalents	$ 44,490	$ 5,950
Receivables, net	76,280	93,367
Inventories	114,554	138,138
Prepaid expenses and other	19,487	16,773
Total current assets	254,811	254,228
Property and equipment, net	123,357	123,684
Other assets	40,283	58,413
Total assets	$ 418,451	$ 436,325
Liabilities and shareholders' equity
Current liabilities
Notes payable	$ 974	$ 1,184
Current maturities of long-term debt	515	521
Accounts payable - trade	41,436	37,870
Other accrued liabilities	41,331	37,382
Total current liabilities	84,256	76,957
Long-term debt, less current maturities	130,141	145,007
Other non-current liabilities	10,772	11,453
Minority interest in consolidated subsidiary	521	349
Total shareholders' equity	192,761	202,559
Total liabilities and shareholders' equity	$ 418,451	$ 436,325

Astec Industries, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands)
(Unaudited)
	Three Months Ended
	March 31,
	2003	2002
Net sales	$ 122,128	$ 122,442
Cost of sales	101,521	94,566
Gross profit	20,607	27,876
Selling, general, administrative & engineering expenses	21,410	19,578
Income (loss) from operations	(803)	8,298
Interest expense	2,341	2,223
Other income, net of expense	182	675
Income (loss) before income taxes	(2,962)	6,750
Income taxes	(1,153)	2,097
Minority interest in earnings	21	18
Net income (loss)	$ (1,830)	$ 4,635

Earnings per Common Share
Net income (loss):
Basic	$ (0.09)	$ 0.24
Diluted	$ (0.09)	$ 0.23
Weighted average common shares outstanding
Basic	19,677,734	19,617,025
Diluted	19,677,734	19,854,430

Astec Industries, Inc. and Subsidiaries
Segment Revenues and Profits
For the three months ended March 31, 2003 and 2002
(in thousands)
(Unaudited)

	Asphalt Group	Aggregate and Mining Group	Mobile Asphalt Paving Group	Underground Group	All Others	Total
2003 Revenues	44,322	44,313	20,456	12,506	531	122,128
2002 Revenues	50,114	42,054	17,657	11,592	1,025	122,442
Change $	(5,792)	2,259	2,799	914	(494)	(314)
Change %	(11.6%)	5.4%	15.9%	7.9%	(48.2%)	(0.3%)

2003 Gross Profit	6,576	9,544	4,291	(30)	226	20,607
2003 Gross Profit %	14.8%	21.5%	21.0%	(0.2%)	42.6%	16.9%
2002 Gross Profit	9,414	10,403	4,942	2,811	306	27,876
2002 Gross Profit %	18.8%	24.7%	28.0%	24.2%	29.9%	22.8%
Change	(2,838)	(859)	(651)	(2,841)	(80)	(7,269)

2003 Profit (Loss)	2,083	1,773	1,187	(3,034)	(3,817)	(1,808)
2002 Profit (Loss)	5,089	2,644	2,046	768	(5,547)	5,000
Change $	(3,006)	(871)	(859)	(3,802)	1,730	(6,808)
Change %	(59.1%)	(32.9%)	(42.0%)	(495.1%)	31.2%	(136.2%)

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues. A reconciliation of total segment profits (losses) to the Company's consolidated net income (loss) is as follows:

	For the three months ended March 31,
		2003	2002
Total profit (loss) for all segments		(1,808)	5,000
Minority interest in earnings of subsidiary		(21)	(18)
Elimination of intersegment profit		(1)	(347)
Consolidated net income (loss)		(1,830)	4,635